Blue Sky Resources, Ltd

LETTER AGREEMENT

This Letter Agreement ("**Agreement**") is entered into on August 31, 2021, between:

Blue Sky Resources Ltd ("**BSR**"), a Canadian company with corporate office at Sun Life Plaza – East Tower, 1100, 112 – 4th Ave. SW, Calgary, AB, T2P 0H3, Canada,

AND

Petrolia Energy Corporation ("**Petrolia**"), an American company with corporate office at 710 N. Post Oak Rd., Suite 512, Houston, Texas, 77024, United States of America.

*Note 1: BSR and Petrolia may sometimes be referred to together as "**Parties**", and individually as "**Party**".*

Note 2: All monetary terms are in Canadian Dollars.

RECITALS:

I. WHEREAS, Petrolia Canada Corporation ("**PCC**") is a wholly owned subsidiary of Petrolia; and

II. WHEREAS, BSR seeks to acquire 100% of the shares of PCC; and

III. WHEREAS, Petrolia is willing to sell 100% of the shares of PCC to BSR.

NOW THEREFORE, in consideration of the foregoing Recitals, the Parties enter into this Agreement under the terms and conditions as set forth below:

1. **Shares Acquired:** 100% of the Shares of PCC.
2. **Purchase Price**: $6.5 Million paid in cash as following:
   - **a.** $200,000 nonrefundable upon execution of this Agreement.
   - **b.** $2,000,000 on the Closing Date, intended to be September 30, 2021.
   - **c.** $3,300,000 on or before December 31, 2021. Petrolia shall deposit PCC shares in Escrow on the Closing Date; PCC shares shall be released to BSR upon full payment of $3,300,000 plus interest of 9%.
   - **d.** $1,000,000 on or before October 31, 2021 less Petrolia's actual share of the WTI Index Liability.
3. **Assets**: PCC's following assets are to be free of any liens and encumbrances ,except any liabilities with the Operator of the Saskatachewan Assets, as of the Closing Date:

JCB

a. 50% WI in the Utikuma Lake Oil Field.
   b. 28% WI in 3 properties located in Saskatchewan.

4. **Effective Date**: July 1, 2021. All adjustments between the Parties are to be settled prior to the Closing Date.

5. **Closing Date**: September 30, 2021 or a date mutually agreed between the parties. If Closing is delayed, a Delayed Closing nonrefundable penalty of $200,000 will be due on or before September 30, 2021 which will allow for an extension of 30 days of the Closing Date.

6. **Conditions Precedent**:
   a. Board and shareholder approvals (if required) of the Parties.

7. **Severability**: the rights, duties, obligations, and responsibilities of the Parties are several and not joint nor collective.

8. **Confidentiality**: the terms of this Agreement must be held confidential by the Parties and shall not be divulged in any way to any third party by any one Party without the prior written approval of the other Party.

9. **Choice of Law**: This Agreement shall be governed by and construed in accordance with the laws of Alberta, Canada.

10. **Amendments**: The Agreement may be amended only by mutual consent between the Parties. If any provision of this Agreement becomes invalid or unenforceable, the validity of other provisions shall not be affected.

11. **No Partnership**: Nothing in this Agreement is intended to or shall be deemed to establish any partnership or joint venture between the Parties, constitute either Party as the agent of the other Party, nor authorize either of the Parties to make or enter into any commitments for or on behalf of the other Party.

12. Terms of this Agreement will cancel automatically at 5pm CST, August 31st, 2021 if not accepted.

13. There will be no employees that transfer over to BSR and no severance will be due.

Blue Sky Resources, Ltd

IN WITNESS WHEREOF, duly authorized representatives of the Parties have caused this Agreement to be executed as of the date first written above.

Blue Sky Resources Ltd.

Name: Ilyas Chaudhary
Position: President and CEO

Petrolia Energy Corporation

X James Edward Burns

Name:
Position: Chairman of the Board